SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 17, 2006

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 2.02   Results of Operations and Financial Condition.

On July 17, 2006, LCNB Corp. issued an earnings release announcing its financial results for the second quarter ended June 30, 2006.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 2.02.

 Item 8.01. Other Events.

On July 17, 2006, LCNB Corp. issued an earnings release announcing its financial results for the second quarter ended June 30, 2006.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 8.01.

Item 9.01   Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.

Description

99.1

Press release dated July 17, 2006

99.2

Unaudited Financial Highlights

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: July 17, 2006	By: /s/ Steve P. Foster
Steve P. Foster Chief Financial Officer

Exhibit 99.1

Press Release

July 17, 2006

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE SIX MONTHS ENDED JUNE 30, 2006

LCNB Corp. today announced earnings of $3,218,000, or $0.99 basic earnings per share, for the six months ended June 30, 2006, compared to $3,098,000, or $0.93 basic earnings per share, for the first six months of 2005.  Return on average assets for the six months ended June 30, 2006 and 2005 were 1.20% and 1.18%, respectively.  Return on average equity for the first half of 2006 was 12.41%, compared to 11.92% for the first half of 2005.

The increase in net income during the first half, 2006 was significantly influenced by:

•

a $182,000 decrease in the provision for loan losses;

•

a $198,000 increase in trust and brokerage income, partly from new business and partly from fee modifications; and

•

a $128,000 increase in insurance agency income recognized by Dakin Insurance Agency, primarily from an increase in contingency income and new business.

Net interest income for the first half of 2006 decreased $44,000, or 0.5%, as compared to the first half of 2005.  The decrease was primarily due to a 70 basis point (a basis point equals 0.01%) increase in the average rate paid for deposit accounts.  This increase is primarily due to a general increase in market rates.  Partially offsetting the increase in deposit rates were a $25.0 million increase in the total loan portfolio and a 32 basis point increase in the average rate earned by the loan portfolio.  Total loans increased from $348.5 million at June 30, 2005 to $373.5 million at June 30, 2006, primarily due to growth in the commercial loan portfolio.  The increase in the average rate earned was due primarily to a general increase in market rates.

The allowance for loan losses at June 30, 2006 was $2,051,000, which was $103,000 less than at June 30, 2005.  The decrease was primarily due to an improvement in the credit quality of one significant loan during the first half of 2006.  This reduction and a lower amount of net charge-offs during the 2006 period account for the $182,000, or 84.3%, reduction in the provision for loan losses for the first half of 2006 as compared to the first half of 2005.

Non-interest income of $4,139,000 for the first half of 2006 was $378,000, or 10.1%, greater than for the same period in 2005 primarily due to the increases in trust, brokerage, and insurance agency income previously mentioned.  Service charges and fees also increased $64,000 primarily due to an increase in check card income, which grew because a greater number of cards were outstanding and because of the increasing popularity of check cards as a retail payment method.

Non-interest expense of $8,962,000 for the first six months of 2006 was $333,000, or 3.9%, greater than for the first six months of 2005, primarily due to increases in salaries and wages and ATM expenses.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are Lebanon Citizens National Bank, with 21 offices located in Warren, Butler, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.   Additional information about LCNB Corp. and information about products and services offered by Lebanon Citizens National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB Corp. disclaims any intent or obligation to update such forward-looking statements.   LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

LCNB Corp. and Subsidiaries

Financial Highlights

For the Six Months Ended June 30,

(Dollars in thousands, except per share amounts)

%

2006

2005

Change

Condensed Income Statement

Interest income

$ 14,795

13,385

10.53%

Interest expense

     5,638

  4,184

34.75%

  Net interest income

   9,157

9,201

-0.48%

Provision for loan losses

      34

    216

-84.26%

  Net interest income after provision

9,123

8,985

1.54%

Non-interest income

4,139

3,761

10.05%

Non-interest expense

   8,962

  8,629

3.86%

  Income before income taxes

4,300

 4,117

4.44%

Provision for income taxes

   1,082

  1,019

6.18%

  Net income

$  3,218

  3,098

3.87%

Basic earnings per common share

$   0.99

   0.93

6.45%

Dividends per common share

$   0.60

   0.58

3.45%

Average basic shares outstanding

3,261,945

3,319,482

Selected Balance Sheet Items

Investment securities

$115,303

144,171

-20.02%

Loans

373,503

348,482

7.18%

  Less allowance for loan losses

   2,051

  2,154

-4.78%

  Net loans

371,452

346,328

7.25%

Total assets

546,081

543,100

0.55%

Total deposits

490,910

485,530

1.11%

Long-term debt

40

2,105

-98.10%

Total shareholders’ equity

51,916

51,966

-0.10%

Book value per share

$15.96

$15.72

1.53%

Shares outstanding at period end

3,253,608

3,305,508

Selected Financial Ratios

Return on average assets

1.20%

1.18%

1.69%

Return on average equity

12.41%

11.92%

 4.11%

Equity to assets ratio

9.51%

9.57%

-0.63%

Dividend payout ratio

60.61%

62.37%

-2.82%

Net interest margin *

3.92%

4.01%

-2.24%

*   tax-equivalent basis

Assets Under Management

LCNB Corp. total assets

$546,081

543,100

0.55%

Trust and investments **

199,068

90,759

4.36%

Mortgage loans serviced

44,819

46,087

-2.75%

Business cash management

30,148

23,540

28.07%

Brokerage accounts **

  42,954

 30,931

38.87%

Total assets managed

$863,070

834,417

3.43%

**  at fair market value